EXHIBIT 5.1
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                [LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]


                                                     April 3, 2003


VIVUS, Inc.
1172 Castro Street
Mountain View, CA 94040

        RE:   REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about April 3, 2003 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of recently authorized shares to be issued under the 2001 Stock Option Plan (as to 824,979 shares) (the "Plan" and the "Shares" as appropriate). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

     It is our opinion that the Shares, when issued and sold in the manner described in the Plan and pursuant to the agreement that accompanies each grant under the Plan, will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                          Very truly yours,

                                          WILSON SONSINI GOODRICH & ROSATI
                                          Professional Corporation

                                          /s/ WILSON SONSINI GOODRICH & ROSATI